Exhibit 99.2

1401 Harbor Bay Parkway Alameda, CA 94502 PHONE 510 749 4200 FAX 510 749 6200 www.celera.com

Contact

David Speechly, Ph.D.

510.749.1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA REPORTS THIRD QUARTER FISCAL 2008 RESULTS

ALAMEDA, CA – April 24, 2008 – Celera (NYSE:CRA), an Applera Corporation business, today reported net revenues of $39.5 million for the third quarter of fiscal 2008, compared to $9.8 million in the prior year quarter. The third quarter fiscal 2008 results included net revenues from Berkeley HeartLab, Inc. (BHL) and Atria Genetics Inc., which were acquired during the second quarter of fiscal 2008. Excluding revenues from these acquisitions, Celera’s net revenues in the third quarter of fiscal 2008 were $14.7 million.

For the third quarter of fiscal 2008, Celera reported a net loss of $7.4 million, or $0.09 per share, compared to a net loss of $4.5 million, or $0.06 per share, for the prior year quarter. Results for both periods were affected by the specified items described in the reconciliation below. Third quarter fiscal 2008 loss per share on a non-GAAP basis, excluding the specified items described below, was $0.01, compared to a loss of $0.06 per share for the prior year quarter. All per share amounts refer to Applera Corporation-Celera Group Common Stock.

“Celera’s business continues to grow as it prepares for its anticipated separation from Applera,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation. “As planned, we filed a registration statement with the Securities and Exchange Commission and are continuing to target completion of the separation process by the end of June.”

“We’re pleased with the contributions Berkeley HeartLab and Atria Genetics are making to Celera’s performance,” said Kathy Ordoñez, President of Celera. “We are now test marketing our new KIF6 genetic assay at Berkeley HeartLab that identifies people with elevated genetic risk for coronary heart disease that is ameliorated by statin therapy, and are very impressed with the initial adoption of the test among a select group of physicians and patients.”

For the third quarters of fiscal 2008 and 2007, Celera recorded items that affected the comparability of results. For the third quarter of fiscal 2008, these items increased the loss before taxes by $8.4 million. These pre-tax items included: restructuring costs of $2.2 million; costs associated with Celera’s separation from Applera of $1.1 million; an investment write-down of $3.1 million; amortization of purchased intangible assets of $2.5 million related to the acquisitions of BHL and Atria Genetics; and a gain of $1.1 million from a legal settlement.

CELERA REPORTS THIRD QUARTER FISCAL 2008 RESULTS

Also included in the pre-tax items was a charge of $0.6 million related to a settlement of litigation by Abbott Laboratories, Celera’s alliance partner, with Innogenetics N.V., as described below. The tax provision for the third quarter of fiscal 2008 included a charge of $0.7 million related to R&D tax credits.

Results for the third quarter of fiscal 2007 included a tax benefit of approximately $0.4 million for R&D credits.

The following table summarizes the impact of these items on EPS calculations:

Reconciliation of GAAP amounts to Non-GAAP amounts

(Dollar amounts in millions)

	Three months ended March 31, 2008			Three months ended March 31, 2007
	GAAP amounts	Adj.	Non-GAAP amounts	GAAP amounts	Adj.	Non-GAAP amounts
Operating loss	$(10.5)	$(5.3)	$(5.2)	$(15.7)	$-	$(15.7)
Loss before income taxes	(10.0)	(8.4)	(1.6)	(8.2)		(8.2)
Benefit for income taxes	2.6	2.0	0.6	3.7	0.4	3.3
Net loss	(7.4)	(6.4)	(1.0)	(4.5)	0.4	(4.9)

Total diluted loss per share	$(0.09)	$(0.08)	$(0.01)	$(0.06)	$-	$(0.06)

Financial Highlights

Celera has three categories of revenue: Product sales, including equalization payments from Abbott, Service revenues, and Royalty, Licenses and Milestone revenue. Product sales consist of Celera’s portion of sales of Atria human leukocyte antigen (HLA) products and shipments of Celera-manufactured products to Abbott, at cost. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner. Service revenues consist primarily of sales by BHL.

—

Revenues by category for the third quarter of fiscal 2008 compared to the prior year quarter were: $9.1 million for Product sales compared to $6.3 million in the prior year quarter, primarily due to sales of Atria HLA products and a slightly higher equalization payment from Abbott; Royalty, Licenses and Milestone revenue was $7.8 million compared to $3.5 million in the prior quarter, primarily due to higher licensing and royalty revenues; and revenues from Services were $22.6 million in the third quarter of fiscal 2008. As noted above, BHL was acquired in the second quarter of fiscal 2008.

—

R&D expenses for the third quarter of fiscal 2008 were $10.2 million, compared to $13.0 million in the prior year quarter, primarily reflecting the decrease in proteomic-based target discovery and validation related activities. SG&A expenses for the third quarter of fiscal 2008 increased to $21.3 million from $7.1 million in the prior year quarter, primarily due to expenditures relating to BHL service revenues.

—	At March 31, 2008, the Group’s cash and short-term investments were approximately $338 million, compared to approximately $342 million at December 31, 2007.

Supplemental Financial Information

CELERA REPORTS THIRD QUARTER FISCAL 2008 RESULTS

—

For the third quarter of fiscal 2008, total end-user sales of products in the alliance with Abbott were $30.8 million compared to $24.3 million in the prior year quarter. Increased sales of HIV, HCV and HBV RealTime™ viral load assays used on the m2000™ system and thrombosis analyte specific reagents (ASRs) all contributed to the year-over-year growth. These increased sales were partially offset by lower sales of cystic fibrosis reagents and the removal of the HCV genotyping ASRs due to the injunction against sales of these products by Abbott previously issued in the litigation with Innogenetics N.V. Following the settlement of this litigation as described below, these ASRs have been reintroduced onto the menu of ASRs offered through the alliance, and efforts are underway to register the HCV genotyping assays for use on the m2000 system.

Business and Scientific Developments

—

Following the publication of three papers in the Journal of the American College of Cardiology in January 2008 describing the identification of variant in a gene called KIF6 that conveys up to a 55 percent increased risk for coronary heart disease, which is virtually eliminated by statin therapy, BHL completed the development and validation of a laboratory service assay for KIF6 genotypes in March and began offering the test to a select group of physicians participating in a trial market. Uptake of the KIF6 assay to date has been strong and thus far appears to be outperforming previously successful trial markets conducted by BHL, such as Apo E, NT-proBNP, and Lp-PLA2 tests at the same stage of trial marketing. The test market is expected to refine pricing, positioning and reimbursement for the KIF6 test and is targeted to be completed by the end of the current quarter, in anticipation of a full scale launch of KIF6 testing service at BHL over the summer.

—

In April, Celera and Abbott were awarded a bone marrow registry tender by the French National Blood Service, or Etablissement Français du Sang, for high resolution HLA typing using Celera’s HLA sequenced-based testing products. The term of the award is for three years and is effective immediately. It is anticipated that approximately 45,000 individuals will be tested over the coming three years, with each one tested over multiple loci for registry requirements, representing approximately 200,000 HLA tests performed on these repository samples. HLA sequenced-based testing is part of the Atria Genetics product portfolio that was acquired by Celera in October 2007, and now is a part of Celera’s in vitro diagnostic product business.

—

In April, Abbott and Innogenetics N.V., Ghent, Belgium, settled a patent infringement suit covering the U.S. sale of HCV genotyping products. Innogenetics did not name Celera as a party in this lawsuit, but Celera had an interest in these products and in the outcome of the litigation because the products are manufactured by Celera and sold through its alliance with Abbott. The settlement included a non-exclusive worldwide license for Abbott to sell HCV genotyping products based on real-time PCR technology, and Abbott has also been given access to key Innogenetics patents in the area of hepatitis B virus (HBV) for the development and marketing of its own molecular diagnostic tests.

—	In April, Celera granted a two year exclusive license agreement to Merck & Co., Inc. providing Merck with access to up to ten cancer targets for the development of RNA interference-based therapeutics.

CELERA REPORTS THIRD QUARTER FISCAL 2008 RESULTS

—

In March, Celera and its collaborators published a paper in the Journal of the American Medical Association describing the identification of several novel gene variants; each variant is associated with approximately 50 percent increased risk of deep vein thrombosis.

—

In February, Applera’s Board of Directors authorized management to pursue a possible separation of the Celera Group from Applera, and authorized the filing of a registration statement with the Securities and Exchange Commission. This registration statement was filed on February 29 and is currently undergoing SEC review.

—

In February, Celera and Geisinger Health System entered into a research collaboration with the aim of developing a diagnostic assay for increased risk of non-alcoholic steatohepatitis by evaluating Celera’s numerous genetic findings in liver diseases, including the Cirrhosis Risk Score™, in the Geisinger bank of more than 600 liver tissue and blood case-control samples.

—

Within the alliance with Abbott, the Chlamydia and Gonorrhea assays that run on the m2000 system were submitted during the quarter to the U.S. Food and Drug Administration for 510(k) review. Also within the alliance, Abbott completed the optimization of an assay for human papillomavirus (HPV) in Europe. Field trials are being developed as early access partners are identified, and it is anticipated that this assay will be approved for launch in Europe in the first half of calendar 2009.

Celera Outlook

Celera anticipates that its fiscal 2008 financial performance could be affected by various factors including: global economic uncertainty; the ability of Celera to successfully integrate the operations of BHL and Atria; demand for current and new diagnostic products and services, including demand for BHL services and Atria products; adoption of the m2000 system in the U.S. and other markets; potential revenue from technology licenses and collaborations; and potential changes to the U.S. Food and Drug Administration regulations governing the sale of products and services. Subject to the inherent uncertainty associated with these factors, Celera has the following expectations regarding its financial performance for fiscal 2008:

—	Total reported revenues are anticipated to be $135 - $140 million.

—	Reported R&D expenses are anticipated to be $40 - $45 million, and SG&A expenses are anticipated to be $70 - $75 million.

—

Celera anticipates that it will be profitable on a non-GAAP basis for fiscal 2008, although non-GAAP earnings may be near break-even for the fourth quarter, which is expected to include, among other things, ongoing integration expenses from the Berkeley HeartLab and Atria Genetics acquisitions and internal costs incurred in preparation for becoming an independent public company.

—	Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $0.06 per share for the fiscal year.

CELERA REPORTS THIRD QUARTER FISCAL 2008 RESULTS

—	The total pre-tax impact of FAS 123R in fiscal 2008 is expected to be approximately $6.5 million, with an EPS impact of approximately $0.05.

—

Celera currently anticipates it will end the fiscal year with $330 - $340 million in cash and short-term investments, due in part to payments to the alliance with Abbott for the settlement charge associated with the Innogenetics litigation and working capital requirements.

Other risks and uncertainties that may affect Celera’s financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and including earnings per share adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: gains or losses from sales of operating assets and investments; restructuring charges, including severance charges; charges and recoveries relating to significant legal proceedings; asset impairment charges; amortization of acquired intangibles; costs incurred in connection with the anticipated separation of Celera from Applera; and special tax items. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing, or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future fiscal periods.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to

CELERA REPORTS THIRD QUARTER FISCAL 2008 RESULTS

focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.614.6205 and enter passcode 15155917 at any time from 10:45 a.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on April 24 until May 8, 2008. Interested parties should call 617-801-6888 and enter passcode 84165724.

About Applera Corporation and Celera

Applera Corporation consists of two operating groups. Celera is a diagnostics business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and optimize patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Applied Biosystems serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, such as testing required for food and pharmaceutical manufacturing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and

CELERA REPORTS THIRD QUARTER FISCAL 2008 RESULTS

uncertainties that may affect the operations, performance, development, and results of Celera’s business include but are not limited to: (1) Celera may not successfully integrate the business and workforce of Berkeley HeartLab, which has approximately doubled Celera’s workforce, and it may not successfully operate and grow this business as planned, among other reasons due to the fact Berkeley operates in the regulated clinical laboratory testing market, a new business area for Celera; (2) the sale of clinical laboratory testing services and diagnostic products is dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (3) the revenue generated from the sale of clinical laboratory testing services and diagnostic products is highly dependent on the amounts that these government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (4) Celera’s clinical laboratory testing services are subject to a wide variety of federal and state laws and regulations that govern, for example, clinical testing of human specimens, improper kickbacks or referrals to healthcare providers, and the privacy and security of patient data, and failure to comply with these laws and regulations could cause an interruption in operations, damage to our reputation, exclusion from participation in healthcare programs, fines or other legal penalties, and damages payable to patients or others; (5) Celera depends on physicians, laboratories, and others to collect and process patient specimens and send them overnight via Federal Express to its clinical laboratory for testing, and any interruption or delay in the delivery of specimens could cause them to spoil, prevent testing, and harm Celera’s business; (6) Celera’s commercialization of diagnostic products is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (7) clinical trials of diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (8) diagnostic products may not receive required regulatory clearances or approvals; (9) the markets for clinical laboratory testing services and diagnostic products are very competitive, healthcare providers may prefer to use better-known laboratories for clinical testing, and healthcare providers may not accept new diagnostic products developed by Celera or its collaborators; (10) the U.S. Food and Drug Administration has issued an interpretation of the regulations governing the sale of Analyte Specific Reagent products which could harm Celera’s business because the interpretation may require regulatory clearance or approval for some existing Celera and Abbott products that to date have been sold without clearance or approval, and because it may make development of new Analyte Specific Reagent products more difficult; (11) the FDA has issued draft guidance on a new class of complex laboratory-developed tests that may require our clinical laboratory to obtain regulatory clearance or approval before it can perform these tests and that may require other laboratories to obtain regulatory clearance or approval for these complex tests before they can perform clinical testing using our diagnostic products or based on intellectual property licensed from us; (12) Celera relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera; (13) Celera may be subject to product liability or other claims as a result of its clinical laboratory testing services or the testing or use of its or its collaborators’ or licensees’ diagnostic products; (14) Celera relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera or who may compromise

CELERA REPORTS THIRD QUARTER FISCAL 2008 RESULTS

the confidentiality of Celera’s proprietary information; (15) Celera may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (16) Celera’s ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (17) Celera is dependent on the operation of computer hardware, software, and Internet applications and related technology; (18) an adverse outcome in legal proceedings involving Abbott could harm Celera’s business and subject it to liabilities; (19) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera’s clinical laboratory testing services and diagnostic products; (20) future acquisitions by Celera may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (21) the outcome of the existing stockholder litigation is uncertain; (22) Celera relies on a single laboratory testing facility and a single manufacturing facility, it would be difficult to repair, replace, or expand these facilities on a timely basis should that be necessary due to, for example, significant damage caused by natural disaster or other events or a substantial and unexpected increase in demand for products or services, and Celera does not have any backup facilities or arrangements should these events occur; (23) Celera relies on a single supplier or a limited number of suppliers for some kits used for its clinical laboratory testing services and some key components for manufacturing its diagnostic products; and (24) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright 2008 Applera Corporation. All Rights Reserved. AB(Design) and Celera and ViroSeq are registered trademarks, and Applied Biosystems and Applera are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries. Berkeley HeartLab is a wholly-owned subsidiary of Applera Corporation. RealTime and m2000 are trademarks of Abbott Laboratories or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION

CELERA GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
Net revenues	$ 39.5	$ 9.8	$ 95.9	$ 33.2
Cost of sales	13.2	5.4	27.6	13.6

Gross margin	26.3	4.4	68.3	19.6
Selling, general and administrative	21.3	7.1	49.5	21.7
Research and development	10.2	13.0	31.5	38.2
Amortization of purchased intangible assets	2.5		4.6
Employee-related charges, asset impairments and other	3.9		4.3	6.0
Asset dispositions and legal settlements	(1.1)		(1.1)	(2.4)

Operating loss	(10.5)	(15.7)	(20.5)	(43.9)
Loss on investments, net	(3.1)		(3.1)
Interest income (expense), net	3.5	7.4	15.2	20.9
Other income (expense), net	0.1	0.1		0.3

Loss before income taxes	(10.0)	(8.2)	(8.4)	(22.7)
Benefit for income taxes	2.6	3.7	2.0	10.7

Net loss	$ (7.4)	$ (4.5)	$ (6.4)	$(12.0)

Loss per share analysis

Net loss per share
Basic and diluted	$(0.09)	$(0.06)	$(0.08)	$(0.15)

Weighted average number of common shares
Basic	79,634,000	78,499,000	79,353,000	78,156,000
Diluted	79,634,000	78,499,000	79,353,000	78,156,000

APPLERA CORPORATION

CELERA GROUP

Revenues By Product Categories

(Dollar amounts in millions)

(Unaudited)

	Three months ended March 31,
	2008	2007	Change
Products, including alliance equalization	$ 9.1	$ 6.3	44%
% of total revenues	23%	64%
Services	22.6
% of total revenues	57%
Royalty, licenses and milestone	7.8	3.5	123%
% of total revenues	20%	36%

Total	$39.5	$ 9.8	303%

	Nine months ended March 31,
	2008	2007	Change
Products, including alliance equalization	$23.1	$19.4	19%
% of total revenues	24%	58%
Services	44.8
% of total revenues	47%
Royalty, licenses and milestone	28.0	13.8	103%
% of total revenues	29%	42%

Total	$95.9	$33.2	189%

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2008

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$552.6	$ 39.5	$(0.7)	$591.4
Cost of sales	238.3	13.2	(0.4)	251.1

Gross margin	314.3	26.3	(0.3)	340.3
Selling, general and administrative	159.5	21.3		180.8
Research and development	48.6	10.2	(0.2)	58.6
Amortization of purchased intangible assets	2.6	2.5		5.1
Employee-related charges, asset impairments and other	1.1	3.9		5.0
Asset dispositions and legal settlements		(1.1)		(1.1)

Operating income (loss)	102.5	(10.5)	(0.1)	91.9
Gain (loss) on investments, net	0.1	(3.1)		(3.0)
Interest income (expense), net	2.2	3.5	0.1	5.8
Other income (expense), net	0.3	0.1		0.4

Income (loss) before income taxes	105.1	(10.0)		95.1
Provision (benefit) for income taxes	22.2	(2.6)	0.3	19.9

Net income (loss)	$ 82.9	$ (7.4)	$(0.3)	$ 75.2

Net income (loss) per share
Basic	$ 0.49	$(0.09)
Diluted	$ 0.48	$(0.09)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$529.9	$ 9.8	$(0.7)	$539.0
Cost of sales	231.3	5.4	(0.6)	236.1

Gross margin	298.6	4.4	(0.1)	302.9
Selling, general and administrative	150.2	7.1		157.3
Research and development	54.4	13.0	(0.2)	67.2
Amortization of purchased intangible assets	2.8			2.8

Operating income (loss)	91.2	(15.7)	0.1	75.6
Interest income (expense), net	3.2	7.4		10.6
Other income (expense), net	2.3	0.1		2.4

Income (loss) before income taxes	96.7	(8.2)	0.1	88.6
Provision (benefit) for income taxes	21.2	(3.7)	0.2	17.7

Net income (loss)	$ 75.5	$ (4.5)	$(0.1)	$ 70.9

Net income (loss) per share
Basic	$ 0.41	$(0.06)
Diluted	$ 0.39	$(0.06)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended March 31, 2008

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,615.7	$ 95.9	$(2.2)	$1,709.4
Cost of sales	694.8	27.6	(0.9)	721.5

Gross margin	920.9	68.3	(1.3)	987.9
Selling, general and administrative	462.9	49.5	0.1	512.5
Research and development	143.6	31.5	(1.1)	174.0
Amortization of purchased intangible assets	7.8	4.6		12.4
Employee-related charges, asset impairments and other	4.0	4.3		8.3
Asset dispositions and legal settlements	(7.6)	(1.1)		(8.7)

Operating income (loss)	310.2	(20.5)	(0.3)	289.4
Gain (loss) on investments, net	2.7	(3.1)		(0.4)
Interest income (expense), net	5.6	15.2		20.8
Other income (expense), net	2.6			2.6

Income (loss) before income taxes	321.1	(8.4)	(0.3)	312.4
Provision (benefit) for income taxes	90.9	(2.0)		88.9

Net income (loss)	$ 230.2	$ (6.4)	$(0.3)	$ 223.5

Net income (loss) per share
Basic	$ 1.32	$(0.08)
Diluted	$ 1.28	$(0.08)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended March 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,536.2	$ 33.2	$(3.1)	$1,566.3
Cost of sales	687.5	13.6	(1.5)	699.6

Gross margin	848.7	19.6	(1.6)	866.7
Selling, general and administrative	432.8	21.7		454.5
Research and development	150.4	38.2	(1.3)	187.3
Amortization of purchased intangible assets	8.4			8.4
Employee-related charges, asset impairments and other		6.0		6.0
Asset dispositions and legal settlements	1.3	(2.4)		(1.1)
Acquired research and development	114.3			114.3

Operating income (loss)	141.5	(43.9)	(0.3)	97.3
Gain on investments, net	0.2			0.2
Interest income (expense), net	9.3	20.9		30.2
Other income (expense), net	4.5	0.3		4.8

Income (loss) before income taxes	155.5	(22.7)	(0.3)	132.5
Provision (benefit) for income taxes	63.9	(10.7)	(0.1)	53.1

Net income (loss)	$ 91.6	$(12.0)	$(0.2)	$ 79.4

Net income (loss) per share
Basic	$ 0.50	$(0.15)
Diluted	$ 0.48	$(0.15)